Exhibit 1.1

















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EXHBIT 1.1
(logo)BDO        BDO Seidman, LLP                 1200 Smith Street, Suite 3600
                 Accountants and Consultants      Houston, Texas 77002-4501
                                                  Telephone (713)659-6551
                                                  Fax (713)659-3238




November 14, 1996



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.

Gentlemen:

This letter is written in response to the requirements of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are independent auditors of Polish Telephones and Microwave Corporation (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Quarterly Report on Form 10-QSB for the quarter ended
September 30, 1996 because our Firm has not yet completed our general review of the consolidated financial statements of the Registrant for the quarter and year-to-date ended September 30, 1996.

We are unable to complete our general review of the Registrant's consolidated financial statements for a timely filing because we are newly appointed independent accountants for the Registrant as indicated in its Form 8-K dated October 28, 1996. We are still gathering information to enable us to complete our general review of the consolidated financial statements of the Registrant for the quarter and year-to-date ended September 30, 1996.

Very truly yours,

/s/BDO Seidman, LLP

BDO Seidman, LLP